SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )
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Lindsay Corporation
(Name of Registrant as Specified in its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
REVENUE GROWTH
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
DIRECTOR COMPENSATION
APPROVAL OF MANAGEMENT INCENTIVE UMBRELLA PLAN
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS

LINDSAY CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 26, 2009
     The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2707 North 108th Street, Suite 102, Omaha, Nebraska, on Monday, January 26, 2009, at 8:30 a.m., Central Standard Time, for the following purposes:
(1)	To elect two (2) directors for terms ending in 2012.

(2)	To approve the Lindsay Corporation Management Incentive Umbrella Plan.

(3)	To ratify the appointment of KPMG LLP as the independent auditor for the Company for the fiscal year ending August 31, 2009.

(4)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     A Proxy Statement setting forth important information with respect to the election of directors, the approval of the Management Incentive Umbrella Plan and the ratification of the appointment of independent auditor is enclosed with this Notice of Annual Meeting.
     Only stockholders holding shares of the Company’s common stock of record at the close of business on December 2, 2008 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders, whether or not they expect to be present at the Annual Meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ Eric R. Arneson Eric R. Arneson, Secretary
Omaha, Nebraska
December 19, 2008
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

LINDSAY CORPORATION

PROXY STATEMENT
for
2009 ANNUAL MEETING OF STOCKHOLDERS
     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Monday, January 26, 2009, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 2, 2008 are entitled to vote at the Annual Meeting.
     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later-dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted “FOR” each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.
     The principal executive offices of the Company are located at 2707 North 108th Street, Suite 102, Omaha, Nebraska 68164.
     This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 22, 2008.
Voting Securities and Beneficial Ownership
Thereof by Principal Stockholders, Directors and Officers
     At the record date, there were 12,279,743 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes with respect to the election of directors.
     The following table sets forth, as of December 2, 2008, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.2% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of these shares will be present at the Annual Meeting and will be voted “FOR” each proposal being considered at the Annual Meeting. In addition, executive officers, directors and nominees to become a director are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of a report obtained from a third-party market analyst reviewing Schedule 13F reports filed with the Securities and Exchange Commission for the quarter ending September 30, 2008 with respect to the Company’s common stock.

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class
Directors, Director Nominees and Executive Officers
Howard G. Buffett, Director	32,584	(2)	*
Michael N. Christodolou, Director and Chairman of the Board	18,350	(2)	*
W. Thomas Jagodinski, Director	141	(2)	*
J. David McIntosh, Director	14,215	(2)	*
Michael C. Nahl, Director	9,179	(2)	*
William F. Welsh II, Director	25,129	(2)	*
Richard W. Parod, Director, President and Chief Executive Officer	234,968	(2)	1.9%
Timothy J. Paymal, Vice President and Chief Accounting Officer	3,230	(2)	*
David B. Downing, President — International Division	19,011	(2)	*
Barry A. Ruffalo, President — North America Irrigation	956	(2)	*
Owen S. Denman, CEO of Barrier Systems, Inc.	12,265	(2)	*
All current executive officers and directors as a group (12 persons)	370,089	(2)	3.0%
Michael D. Walter, Director Nominee	1,000		*
Other Stockholders
Neuberger Berman LLC (3)	1,241,607		10.1%
INVESCO PowerShares Capital Management LLC (4)	1,118,651		9.1%
Pictet Asset Management SA (5)	800,000		6.5%
Keeley Asset Management Corp. (6)	765,000		6.2%
Next Century Growth Investors LLC (7)	749,278		6.1%
Barclays Global Investors NA (California) (8)	736,430		6.0%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being a part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse. The number of shares shown for stockholders reporting ownership as part of a group represents the total number of shares over which any member of the group has sole or shared voting or investment power.

(2)	Includes 14,173, 0, 0, 9,111, 6,075, 2,025, 173,000, 1,800, 17,250, 0, 0, and 223,434 shares which may be acquired currently or within 60 days of December 2, 2008 pursuant to the exercise of options by Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Welsh, Parod, Paymal, Downing, Ruffalo, Denman and the current executive officers and directors as a group, respectively.

(3)	The address for this stockholder is 605 Third Avenue, New York, NY 10158-3698.

(4)	The address for this stockholder is 301 West Roosevelt Road, Wheaton, IL 60187-5053.

(5)	The address for this stockholder is 60 Route Des Acacias, Geneva 73, Switzerland.

(6)	The address for this stockholder is 401 South LaSalle Street, Suite 1201, Chicago, IL 60605-1014.

(7)	The address for this stockholder is 5500 Wayzata Boulevard, Suite 1275, Minneapolis, MN 55416-1296.

(8)	The address for this stockholder is 45 Fremont Street, San Francisco, CA 94105-2228.

Section 16(a) Beneficial Ownership
Reporting Compliance
     The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, as amended. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2008.
ELECTION OF DIRECTORS
     The Company’s Bylaws require that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. The three-year term of Richard W. Parod will expire on the date of the Annual Meeting. The other director whose term was scheduled to expire on the date of the Annual Meeting, Larry Cunningham, passed away in September 2008 and his seat on the Board has remained vacant since that time. At the Annual Meeting, stockholders will be voting on nominees to fill these two positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Richard W. Parod and Michael D. Walter to serve as directors for terms ending in 2012. Mr. Parod is a current director of the Company. Mr. Walter has not previously served as a director of the Company. Both Messrs. Parod and Walter have expressed an intention to serve, if elected, and the Board of Directors knows of no reason why either of them might be unavailable to serve, if elected. There are no arrangements or understandings between Messrs. Parod and Walter and any other person pursuant to which they were nominated to serve on the Board of Directors.
     The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Messrs. Parod and Walter. If either of Messrs. Parod or Walter is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. PAROD AND WALTER AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN 2012.

Board of Directors and Committees
     The following table sets forth certain information regarding the current directors and the new nominee to become a director of the Company. Mr. W. Thomas Jagodinski was appointed as an additional director in July 2008. Mr. Larry Cunningham no longer serves as a director due to his death in September 2008. The Board of Directors has determined that each of Messrs. Buffett, Welsh, Nahl, Christodolou, McIntosh and Jagodinski are independent directors of the Company and that, if elected, Mr. Walter will qualify as an independent director under the listing standards adopted by the New York Stock Exchange. All current members, and the nominee to become a new member, of the Board of Directors have held the positions with the companies (or their predecessors) set forth under “Principal Occupation” for at least five years, unless otherwise indicated.

		Principal	Director	Term To
Name	Age	Occupation	Since	Expire
		NOMINEES
Richard W. Parod	55	President and Chief Executive Officer of Lindsay Corporation (1)	2000	2009

Michael D. Walter	59	President of Mike Walter & Associates (2)	—	—

		DIRECTORS CONTINUING IN OFFICE

Howard G. Buffett	54	President of Buffett Farms and President of the Howard G. Buffett Foundation (3)	1995	2010

William F. Welsh II	67	Retired Chairman of Election Systems & Software, Inc. (4)	2001	2010

Michael C. Nahl	66	Executive Vice President and Chief Financial Officer of Albany International Corp. (5)	2003	2010

Michael N. Christodolou	47	Founder and Manager of Inwood Capital Management, L.L.C. (6)	1999	2011

J. David McIntosh	65	Retired Executive Vice President of The Toro Company (7)	2002	2011

W. Thomas Jagodinski	52	Retired President and Chief Executive Officer of Delta and Pine Land Company (8)	2008	2011

(1)	Prior to joining the Company in April of 2000, Mr. Parod was the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President from 1994 to 1997.

(2)	Mr. Walter served in various positions with ConAgra Foods since 1989, most recently as Senior Vice President, Economic & Commercial Affairs, before founding the Mike Walter & Associates consulting firm in 2006. Mr. Walter also serves as President of the Commodity Markets Council, an industry association based in Washington D.C.

(3)	Mr. Buffett also serves as a director of Berkshire Hathaway, Inc.

(4)	From 1995 to 2002, Mr. Welsh was President and Chief Executive Officer of Election Systems & Software, Inc. From 2000 to 2003, Mr. Welsh served as Chairman of Election Systems & Software. Mr. Welsh was a director of Election Systems & Software, Inc. prior to his retirement in 2003. He is also Chairman and a director of Ballantyne of Omaha, Inc. as well as a member of its compensation committee.

(5)	Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed to his current position in 2005. Mr. Nahl is a director of GrafTech International Ltd. and serves on the Advisory Board of JP Morgan Chase & Co.

(6)	Mr. Christodolou founded Inwood Capital Management, L.L.C. in May 2000. From 1988 to 1999, Mr. Christodolou was employed by Barbnet Investment Co., formerly Taylor & Co., an investment consulting firm providing services to certain entities associated with members of the Bass family of Fort Worth, Texas.

(7)	Mr. McIntosh served as Group Vice President of Professional and International Business Divisions of The Toro Company from 1996 until August 1998 when he was appointed Executive Vice President. Mr. McIntosh had been employed by The Toro Company for 26 years prior to retiring on January 31, 2002. Mr. McIntosh currently serves on the Board of Directors for Health Tech Solutions, Inc.

(8)	Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 2007 when the company was acquired by Monsanto Company. From 1991 to 2002, he served in various executive roles at Delta and Pine Land Company including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Jagodinski currently serves on the Board of Directors and Audit Committee of Solutia Inc.
     Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.
Corporate Governance
     The Board of Directors operates pursuant to the provisions of the Company’s certificate of incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Principal Financial Officer and Corporate Controller, as required by Section 406 of the Sarbanes Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, that complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.
     The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2008, the Board of Directors held ten meetings. Each director attended at least 97% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during fiscal 2008.
     The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Christodolou, an independent director, serves as the presiding director at each executive session of the independent directors.
     The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
     Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing with management and the independent auditor the Company’s annual and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to filing with the Securities and Exchange Commission, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and auditors. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.
     The Audit Committee is comprised of Directors Nahl (Chairman), Christodolou, Jagodinski, McIntosh and Welsh, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. In addition, the Board of Directors has determined that each of Messrs. Christodolou, Jagodinski, Nahl and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee has the discretion to delegate specific responsibilities to the Chairman of the Committee or any other Committee member(s) or subcommittees as the Audit Committee may establish from time to time. The Audit Committee held eleven meetings during fiscal 2008.
     Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other employees reporting directly to the Company’s Chief Executive Officer. It also reviews compensation for directors and recommends changes to the Board. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and those employees who report directly to him. However, the final authority for setting those executive officers’ compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Chairman of the Committee or any other Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.
     The Compensation Committee periodically retains an independent outside compensation consulting firm, Mercer (US), Inc. (“Mercer”), to assist and advise it on particular matters. Mercer is engaged directly by the Compensation Committee, but its fees are paid by the Company. The nature and scope of Mercer’s engagement with respect to the Compensation Committee’s decisions regarding executive and director compensation during fiscal 2008 are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.
     The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is comprised of Directors Welsh (Chairman), Christodolou and McIntosh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held ten meetings during fiscal 2008.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.
     The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company primarily through suggestions made by directors, management and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by August 31, 2009. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.
     The Corporate Governance and Nominating Committee is comprised of Directors Christodolou (Chairman), Buffett and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Corporate Governance and Nominating Committee has the discretion to delegate specific responsibilities to the Chairman of the Committee or any other Committee member(s) or subcommittees as the Corporate Governance and Nominating Committee may establish from time to time. The Committee held three meetings during fiscal 2008.

Compensation Discussion and Analysis
     Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. To that end, the Committee has determined that the total compensation program for executive officers should consist of the following components:
• Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of executives for key positions;
• Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;
• Long-term incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and
• Other benefits as appropriate to be competitive in the market place.
It is the intent of the Committee that executive salaries, target annual incentive opportunities and target long-term incentive values be set at the median of manufacturing and general industry companies of similar size to the Company (measured by annual revenues) for comparable positions, based on available survey data.
     At its meeting on October 15, 2007, the Committee relied on data from a compensation study conducted by Mercer (US), Inc. (“Mercer”) for the Committee in September 2006 (the “2006 Mercer Survey”) to establish executives’ and directors’ compensation for fiscal 2008. In March 2008, the Committee requested a limited compensation study from Mercer to assist the Committee in setting compensation for Mr. Paymal in connection with his promotion to Chief Accounting Officer. Among other things, the Mercer surveys provided the Committee with compensation survey information to aid it in establishing the competitive market for the Company’s executive positions. The Committee requests a full survey approximately every three years in order to verify that its executive compensation plans are comparable to those paid by similar companies. The 2006 Mercer Survey included compensation data from two published survey sources, the 2005 Mercer Americas Executive Remuneration Database and the 2005/2006 Watson Wyatt Report on Top Management Compensation, which Mercer considered to be the best sources of compensation data for use by the Committee. Whenever possible, Mercer used reported market data for companies with annual revenues in the range of one-half to two times those of the Company at that time. In total, over 120 companies were included in the 2006 Mercer Survey, 10 of which were also listed in the S&P Construction, Farm Machinery and Heavy Truck Index used in the Stock Performance Graph included in the Company’s Annual Report for the fiscal year ended August 31, 2008.
     In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. The Committee also considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal year 2008 compensation for the executive officers.
     The Committee is of the view that awards of annual and long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual and long-term compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual and long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.
     2008 Executive Compensation Program. The Company’s fiscal year 2008 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation, and the manner in which compensation for fiscal 2008 under these components was determined by the Committee for executive officers, are as follows:
     Base Salary. Base salaries are designed to provide executive officers with a minimum level of compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. Approximately every three years, the Committee considers compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior year’s base salary is justified based on these criteria and considerations. In the cases of Richard Parod and Owen Denman, base salaries were initially established by the terms of their employment agreements and are subject to annual increases as determined by the Committee.
     At its meeting on October 15, 2007, the Committee established the base salaries for each of the Named Executive Officers except for Mr. Paymal whose base salary was increased on March 31, 2008 to reflect his promotion to Vice President and Chief Accounting Officer. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered both the recommendations of Mr. Parod for salary adjustments as well as the survey data presented by Mercer. Mr. Parod primarily made his recommendations for salary adjustments based on individual performance and the Mercer surveys. The Committee also took note that the recommended salaries were consistent with its policy of establishing base salary levels for its executive officers at levels that approximate the median salaries paid to persons holding comparable positions at manufacturing and general industry companies with annual revenues similar to those of the Company. With respect to Mr. Parod, the Committee considered the information from the 2006 Mercer Survey, the Company’s performance and Mr. Parod’s personal performance and concluded that an increase in his base salary of approximately 5% was appropriate.
     Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan that was adopted by the Committee for fiscal 2008 (the “2008 MIP”). The Company used annual cash payments under the 2008 MIP primarily to encourage its executive officers to achieve specific annual financial goals of the Company generally and, in some cases, for performance of specific operational duties or achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2008 MIP. The Committee adopted the 2008 MIP and established the financial and individual goals for executive officers under the 2008 MIP during the first quarter of fiscal 2008.
     The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive. This component consisted of two subcomponents: operating income and average working capital to sales. For each of Messrs. Denman, Downing and Ruffalo, the financial performance component was split equally between consolidated Company financial performance and the financial performance of their respective business units (also based on operating income and average working capital to sales). Operating income for purposes of the 2008 MIP was calculated using the Company’s Consolidated Statement of Operations for the fiscal year ended August 31, 2008 and then subtracting the operating income resulting from any acquisitions made during fiscal 2008. Average working capital to sales was defined to include two key components of working capital: average month end inventories plus average month end accounts receivables divided by fiscal 2008 operating revenues as reported on the Company’s Consolidated Statement of Operations for the fiscal year ended August 31, 2008, net of any effect of acquisitions made during fiscal 2008. This component was designed as a measure of the Company’s utilization of its working capital. The average working capital to sales subcomponent is calculated using the average of an entire 12 month’s worth of information in order to reduce any distortion caused by the seasonal nature of the Company’s business. The Committee chose to use operating income as the primary financial performance measure for determining annual cash incentive awards under the 2008 MIP because it considered this to be the financial measure over which the Named Executive Officers had the greatest influence, it closely aligned the interests of officers with the creation of stockholder value and it was easy for management and stockholders to understand. Accordingly, the operating income component was assigned a weighting of 80% by the Committee, while the achievement of goals for average working capital to sales was assigned a weighting of 20% by the Committee. Considering the manufacturing nature of the Company’s business, the Committee felt that correlating 20% of the financial performance component to average working capital to sales would motivate the Named Executive Officers to properly manage receivables and inventory in relationship to sales.
     In general, the Committee seeks to establish target levels for financial performance goals which are equivalent to goals reflected in the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors, at least in years when the budget anticipates an increase in the financial performance measure over the previous fiscal year. The 2008 operating income target established by the Committee was $29.9 million, which corresponds to the budgeted amount for fiscal 2008. The 2008 target for average working capital to sales was 30.3%, which was also the percentage reflected in the Company’s fiscal 2008 operating budget. The targets established for specific business units also corresponded to the fiscal 2008 operating budget. As noted above, the target figures for operating income and working capital to sales both disregard any income contributed from acquisitions made during fiscal 2008.
     The Committee also approved the use of individual performance objectives to determine a portion of the annual cash incentives under the 2008 MIP, usually 20%. These individual performance objectives were approved by the Committee, based on recommendations by Mr. Parod, for each Named Executive Officer according to their respective area of responsibility. Unlike the financial performance measures described above, which the Committee viewed as short-term performance measures, the individual performance objectives were designed to focus on goals or initiatives that were expected to create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as safety, customer service, market share, on-time delivery, cost reduction and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as cost reduction, sales requirements or manufacturing efficiency ratios. Others are subjective in nature, such as performance objectives tied to the development of management personnel, the development of acquisition integration plans, the implementation of lean manufacturing processes, the establishment of a manufacturing facility, or the creation and implementation of new sales and distribution networks.
     The 2008 MIP establishes a target cash incentive amount for each Named Executive Officer (each a “Target Bonus”). Consistent with prior years, the Target Bonus for Mr. Parod was set at 60% of his base salary. For fiscal 2008, the Committee approved an increase in Target Bonus percentages from 35% to 45% for certain business unit heads. This new target payout level was consistent with the Mercer study on compensation paid to business unit heads at comparable companies. Accordingly, the Target Bonus for each of Messrs. Denman and Ruffalo was set at 45% of his respective base salary. The Target Bonus for Mr. Downing increased from 35% to 45% of his base salary on March 31, 2008 to reflect his promotion to President of the International Division. The Target Bonus for Mr. Paymal was set at 35% of his base salary. In each case, a Target Bonus represents the total bonus a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2008 MIP.
     Under the 2008 MIP, a Named Executive Officer could earn a portion of his Target Bonus if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the amount of bonus earned under the financial performance component and the individual performance component, and those two components are then added together to determine the final bonus awarded to a Named Executive Officer. The financial performance component is calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level under a Company financial performance component, then that Named Executive Officer will receive no bonus under that Company financial performance component. The following performance levels trigger the following percentage awards (calculated as a percentage of the Target Bonus available under the Company financial performance component):

		Average	Percentage of Target Bonus
	Operating	Working Capital	Available for Company Financial
	Income (80%)	to Sales (20%)	Performance Component
Threshold	$14.9 million	34.3%	15%
Intermediate	$22.4 million	32.3%	75%
Target	$29.9 million	30.3%	100%
Maximum	$44.8 million	26.3%	200%

     Likewise, the bonus awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Bonus available under the individual performance component):

Percentage of Target Bonus Available for
Performance Level	Individual Component
Does not meet objectives	0%
Meets some objectives	50%
Meets most objectives	75%
Meets all objectives	100%
Exceeds objectives	150%
Significantly exceeds objectives	200%
     Both the financial and individual performance component calculations offer reduced bonuses for performances that fall short of the desired target level in order to provide constant motivation during down cycles. By doing so, the Committee hoped to partially counteract the cyclical nature of the Company’s business. Likewise, the receipt of an award under one component is not contingent upon meeting a certain performance standard under the other component. For example, an executive who has met all of his individual performance objectives would still receive a bonus payment under the individual component even if the Company failed to meet the threshold financial performance objectives. Conversely, an executive who has failed to meet any of the individual performance objectives could still receive a bonus under the Company financial performance component. If any sort of unplanned event should arise, the 2008 MIP gives the Committee the discretion to change the rules, standards or procedures affecting a Named Executive Officer’s bonus payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2008 MIP:
An officer receiving a base salary of $260,000 (with a target bonus percentage of 45% of his base salary) would be eligible for a Target Bonus of $117,000. $93,600 of that amount would be attributable to the Company financial performance component (80% of the Target Bonus), whereas $23,400 of that amount would be attributable to the officer’s individual performance component (20% of the Target Bonus). If the Company generated Operating Income of $29.9 million, an average Working Capital to Sales ratio of 34.3%, and the officer exceeded all of his personal performance objectives, he would receive a total bonus of $112,788, calculated as follows:
Company Financial Performance Component: $74,880A + $2,808B = $77,688

A      Operating Income Subcomponent: $93,600 * 0.80 *1.00 performance multiplier
B      Average Working Capital to Sales Subcomponent: $93,600 * 0.20 *0.15 performance multiplier
Individual Performance Component: $23,400 X 150% performance multiplier = $35,100
Total Bonus Awarded: $77,688 + $35,100 = $112,788
     During fiscal 2008, for purposes of the 2008 MIP, the Company recorded Operating Income of $61.6 million and Average Working Capital to Sales of 28.3%. Both of these figures were adjusted to subtract operating income from acquisitions made during fiscal 2008. As a result, the Company financial performance component of the annual incentive payments made to the Named Executive Officers was based on Operating Income at the $61.6 million level for a performance multiplier of 200% times 80% and on Average Working Capital at the 28.3% level for a performance multiplier of 151% times 20%. At its meeting on October 10, 2008, the Committee verified the attainment of these measures used for the Company financial performance component of the 2008 MIP. In addition, after the conclusion of fiscal 2008, Mr. Parod recommended scores to the Committee for each Named Executive Officer under the individual performance component of the 2008 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the individual performance component of the 2008 MIP ranging from 93% to 111%.
     In addition to the $452,492 cash incentive award made to Mr. Parod under the 2008 MIP, Mr. Parod was awarded a $50,000 discretionary cash bonus. While discretionary bonuses outside of the annual cash incentive plan are not a regular part of the Company’s executive compensation programs, the Compensation Committee determined the special cash bonus was appropriate in recognition of an exceptional year, both in terms of Fiscal 2008 performance and in terms of positioning the Company for future growth. In granting this one-time discretionary bonus, the Compensation Committee also took into consideration a new compensation survey prepared by Mercer in connection with the establishment of fiscal 2009 compensation.
     Long Term Incentive Compensation. The long term incentive compensation component is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2008, the Committee decided to use a combination of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) awarded in tandem in order to provide the Company’s Named Executive Officers, except Messrs. Denman and Paymal, with long term incentive compensation. Mr. Denman received a grant of RSUs only because it was likely that he would retire from the Company prior to the expiration of the three-year performance period associated with PSUs. Mr. Paymal received a grant of RSUs only because he was not yet eligible for an award of PSUs at the time of grant, which was prior to his promotion in March 2008. Both PSUs and RSUs were granted pursuant to the Company’s 2006 Long-Term Incentive Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2006.
     PSUs represent a right to receive a certain dollar amount at a specified time in the future payable in common stock, cash or a combination thereof if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period.
     RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the period leading up to the payout of the RSU. RSUs are designed primarily to encourage retention of executive officers and key employees. Both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2008 also provided the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend (i.e. other than regular quarterly dividends) paid by the Company while the PSUs and RSUs are outstanding. The Committee has adopted a policy regarding the timing of grants of PSUs and RSUs to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has filed its Annual Report on Form 10-K for the prior fiscal year.
     The PSUs and RSUs have a three-year vesting period. The PSUs awarded during fiscal 2008 will not become realizable until fiscal 2011. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into Company common stock or become worthless. The RSUs awarded during fiscal 2008 will ratably vest over the same three-year performance period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the applicable Named Executive Officer continues his or her employment with the Company. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The Committee plans to make subsequent grants of PSUs and RSUs that will also feature three-year performance periods. The Committee has granted PSUs and RSUs in fiscal 2009 that will become fully realizable in fiscal 2012 and plans to grant additional PSUs and RSUs in fiscal 2010 that will become fully realizable in fiscal 2013. The Committee hopes that this will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future. The Committee formulates a target long-term incentive award amount for each Named Executive Officer and then awards 70% of that award amount in the form of PSUs and the other 30% in the form of RSUs, except that each of Messrs. Denman and Paymal received 100% of their respective award in the form of RSUs in fiscal 2008. The Committee hopes that a complement award of PSUs and RSUs in such proportions will create an optimal mix that simultaneously promotes sustained long-term performance, goal alignment and retention.
     The Committee selected PSUs and RSUs for long term incentive awards instead of stock options because the expense under generally accepted accounting principles associated with grants of stock options was thought to be greater than the perceived value of options to the recipients. Also using shares as opposed to options to make awards reduces the number of shares required to deliver equivalent value to the recipients. However, the Committee took note that PSU target awards and RSU awards count against the total shares available under the 2006 Long Term Incentive Plan at a two to one ratio whereas options count against the total shares available on a one to one ratio.

     Although the Committee uses equity-based compensation in connection with the long-term incentive portion of the Company’s executive compensation program, neither the Committee nor the Company have adopted any stock ownership guidelines or policies for its Named Executive Officers and, accordingly, the Committee does not consider such guidelines in connection with establishing the levels of equity-based compensation awarded to the Company’s Named Executive Officers.
     The specific terms of the PSU and RSU grants made to the Named Executive Officers for fiscal 2008 are as follows:
     PSU Awards. Based on the recommendation of Mercer, the Committee determined that 70% of the long-term incentive award granted to each Named Executive Officer (other than Messrs. Denman and Paymal) would consist of PSUs. Each PSU awarded in fiscal 2008 has a three-year performance period running though the end of fiscal 2010 (i.e. August 31, 2010) and will vest on November 1st of fiscal 2011. Based primarily on Mercer’s recommendation, the Committee chose Revenue Growth (as defined below) and Return on Net Assets (“RONA”) as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives. The Committee decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value.
     Ultimately, the Committee chose to correlate PSU payouts to Revenue Growth and RONA because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Revenue Growth and RONA for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Additionally, the Committee was concerned that considering RONA alone would encourage Named Executive Officers to unnecessarily dispose of assets in order to manage the denominator and inflate the Company’s RONA and thereby increase their PSU awards. To discourage such an occurrence, the Committee decided to weight RONA and Revenue Growth equally. Although the Committee feels that Revenue Growth and RONA reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to tailor subsequent PSU and RSU awards according to different performance measures.
     “Revenue Growth” is the average annual percentage increase in the Company’s consolidated operating revenues for each fiscal year during the applicable period. Accordingly, if the Company had year over year growth in its consolidated operating revenues of 4%, 15% and 11% during a three-year performance period, the Revenue Growth for purposes of PSU payouts for that performance period would be the average of the individual year increases or 10%. “RONA” is calculated in the following manner:
Net Income
Average*Total Assets — (Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

* — These averages will be computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable fiscal year.
For the purposes of calculating Revenue Growth and RONA, any acquisitions made by the Company and revenues or expenses associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

     The Committee has established the following three-year average performance measures and conversion percentages for Revenue Growth and RONA for the PSUs awarded in fiscal 2008:

	Revenue Growth	RONA
Threshold	6%	9%
Target	15%	13%
Maximum	18%	15%
     The Committee selected target performance measures that were within the range of the long term target financial performance goals communicated from the Company to the stockholders by Mr. Parod in the 2007 Annual Report. The Committee attempted to establish threshold and maximum performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible or unlikely to meet target performance levels. If the Company fails to meet the Threshold performance level for either Revenue Growth or RONA over the three-year performance period, then there will be no PSU payout at the end of the performance period, even if the other factor achieves the Threshold or higher level.
     At the Threshold level for both performance measures each PSU will convert into one-half share of common stock, and this ratio increases to one share of common stock if the Target level is achieved for both performance measures and two shares of common stock if the Maximum level is achieved for both performance measures. The Committee determined that the payout ratio of 2 to 1 used at the Maximum level for both performance measures was appropriate because it believed the Maximum levels were aggressive goals that would be difficult to achieve. As a result, the number of shares each PSU will convert into based on varying achievements of the performance levels for Revenue Growth and RONA are set forth in the following matrix:
REVENUE GROWTH

	RONA
	Threshold	Target	Maximum
Maximum	1.00	1.4142	2.00
Target	0.7071	1.00	1.4142
Threshold	0.50	0.7071	1.00
     The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of common stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.
     The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2008.
Assume that the Company achieves Revenue Growth of 14% in 2008, 15% in 2009 and 16% in 2010. This results in a 15% average three-year Revenue Growth for the relevant performance period, which meets the Target performance level for Revenue Growth. Assume that the Company achieved RONA of 8% in 2008, 9% in 2009 and 10% in 2010. This results in a 9% average three-year RONA for the performance period, which meets the Threshold performance level for RONA. Accordingly, the executive’s 1,000 PSUs will convert into 707 shares of common stock.
     In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out as if the Company had achieved a probable or expected level of revenue growth or RONA. If any of the Company’s financial statements are restated as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.
     RSU Awards. The Committee determined that the remaining 30% of each Named Executive Officer’s long-term incentive award should consist of RSUs, except for Messrs. Denman and Paymal who received 100% of their awards in the form of RSUs. The RSUs awarded in fiscal 2008 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1st of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. Accordingly, if a Named Executive Officer received 600 RSUs for fiscal 2008 and remained employed with the Company, 200 of those RSUs would have converted into 200 shares of common stock on November 1, 2008. Another 200 RSUs would convert to common stock on November 1, 2009, and then the final 200 RSUs would convert to common stock on November 1, 2010. Additionally, the RSUs will fully vest upon a change in control of the Company.
     In determining the number of PSUs and RSUs granted to the Named Executive Officers for fiscal 2008, the Committee first established a dollar value of the total PSUs and RSUs to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. The initial dollar value for Mr. Parod was set at $460,000. The Committee determined this amount by considering the value of other compensation available to Mr. Parod and then calculating the amount of PSUs and RSUs that would be necessary to provide him with a total compensation package which reflected the median of total compensation paid to individuals holding similar positions for similar companies. The dollar values of PSUs and RSUs granted to the Named Executive Officers other than Mr. Parod were based on initial recommendation made to the Committee by Mr. Parod. In each case, the dollar value was divided by the closing sale price of the Company’s common stock on the grant date ($47.95 as of November 16, 2007) to convert the dollar value into a total number of stock units initially awarded to each Named Executive Officer. Of these total stock units, 70% were designated as PSUs and 30% were designated as RSUs, except with respect to Messrs. Denman and Paymal who received 100% of their stock units in the form of RSUs. While the dollar value of PSUs was based upon a payout ratio of 1 to 1, the actual PSU payout ratio may be as low as 0 to 1 if the Company fails to meet the threshold performance level for either performance measure. Alternatively, the PSU payout ratio may be as high as 2 to 1 if the Company meets or exceeds the maximum performance level for both performance measures.
     Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, a personal automobile is provided to Mr. Parod according to the terms of his employment agreement. The benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans. Additionally, during fiscal 2008 the Company paid certain moving expenses on behalf of Mr. Ruffalo. These expenses consisted of costs incurred to assist with the sale of his primary residence and customary relocation expenses.
     Termination Payments. The Company does not provide its Named Executive Officers with any “parachute” or other compensation that is triggered by a change in control of the Company except that all stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change of control transaction. Also, in the event of a change in control any outstanding PSUs will convert into a pro-rated amount of Company common stock dependent upon the amount of time that the Named Executive Officers held the PSUs prior to the change in control. Any outstanding RSUs will fully vest upon a change in control.
     The Company has entered into employment agreements with Richard Parod, Owen Denman and Barry Ruffalo which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Mr. Parod, he will be entitled to receive a lump sum payment equal to two times his annual salary and target bonus in effect on his termination date. In the case of Mr. Denman, he will be entitled to continue to receive an amount equal to his then current salary for a period of one year from the date of such termination or, if shorter, the then current term of his employment agreement. In the case of Mr. Ruffalo, he will be entitled to receive six months of his then current salary. These provisions were specifically negotiated between the Company and Messrs. Parod, Denman and Ruffalo at the time they joined the Company and were considered necessary in order to attract and retain them and are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause. In addition, Messrs. Downing and Paymal have entered into proprietary matters agreements with the Company which provide for a termination payment to be made to each of them equal to two weeks base compensation plus one additional week of base compensation for each full year of service. This termination payment cannot exceed 28 weeks of base compensation and is only payable if Messrs. Downing or Paymal are terminated by the Company without cause.
     Tax Considerations. The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance based compensation, provided that certain conditions are satisfied. The Committee has attempted to preserve, where practicable, the deductibility of all compensation payments to the Company’s executive officers. However, the Company was unable to deduct $11.3 million of Mr. Parod’s fiscal 2008 compensation due to the limitations imposed by Section 162(m). Substantially all of this non-deductible compensation expense related to gains realized by Mr. Parod on the exercise of non-qualified stock options awarded to him under his employment agreement which did not qualify as performance-based compensation for purposes of Section 162(m).

Executive Compensation
The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. Each Named Executive Officer was employed by the Company during all of fiscal 2008.
SUMMARY COMPENSATION TABLE

							Non-Equity
				Stock		Option	Incentive Plan	All other
Name and Principal		Salary	Bonus	Awards		Awards	Compensation	Compensation		Total
Position	Year	($)	($)	($)		($)	($)(3)	($)		($)
Richard W. Parod	2008	434,642	50,000	453,461	(1)	—	452,492	14,972	(4)	1,405,567
President and Chief	2007	411,023	—	452,182	(1)	—	226,700	17,827		1,107,732
Executive Officer	2006	378,500	—	153,658	(1)	183,024	395,206	6,849		1,117,237

Timothy J. Paymal	2008	156,573	—	36,634	(2)	—	95,197	5,180	(5)	293,584
Vice President and Chief Accounting Officer

David B. Downing	2008	272,692	—	157,740	(1)	—	186,270	10,258	(6)	626,960
President —	2007	253,692	—	157,269	(1)	—	84,000	11,554		506,515
International Division	2006	220,000	—	25,616	(1)	30,504	135,366	7,885		419,371

Barry A. Ruffalo	2008	238,462	—	157,740	(1)	—	185,026	37,225	(7)	618,453
President — North	2007	103,500	—	47,093	(2)	—	31,400	122,077		304,070
American Irrigation

Owen S. Denman	2008	228,100	—	157,740	(2)	—	141,133	4,246	(8)	531,219
CEO—Barrier	2007	216,740	—	157,083	(2)	—	53,650	3,265		430,738
Systems, Inc.	2006	49,500	—	67,500	(2)	—	—	—		117,000

(1)	These awards consist of both restricted stock units and performance stock units granted under the Company’s 2006 Long-Term Incentive Plan. The restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest on November 1 following the end of their three-year performance period. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the total number of restricted stock units and performance stock units awarded.

(2)	These awards consist entirely of restricted stock units granted under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of restricted stock units awarded.

(3)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.

(4)	Consists of $5,052 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2008, $1,670 in premiums for supplemental life insurance for fiscal 2008 and $8,250 representing the fair market value of the use of a Company vehicle.

(5)	Consists of $5,180 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2008.

(6)	Consists of $9,434 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2008 and $824 in premiums for supplemental life insurance for fiscal 2008.

(7)	Consists of $8,096 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2008, and $29,129 for relocation expenses and associated employment taxes related to the nondeductible portion of Mr. Ruffalo’s relocation expenses.

(8)	Consists of $4,246 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2008.

     The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2006 Long-Term Incentive Plan.

				Estimated Future Payouts Under
				Non-Equity Incentive Plan			Estimated Future Payouts Under
				Awards			Equity Incentive Plan Awards
														All Other
														Option
			Number										All other	Awards:
			of Non-										Stock	Number		Grant
			Equity										Awards:	of	Exercise	date fair
			Incentive										Number	Securities	or Base	value of
			Plan										of Shares	Under-	Price of	stock and
			Units	Thres-		Maxi-	Thres-				Maxi-		of Stock	lying	Option	option
		Approval	Granted	hold	Target	mum	hold		Target		mum		or Units	Option	Awards	awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)		(#)		(#)		(#)	(#)	($/Sh)	($/Sh)
Richard W. Parod	11/16/2007	11/16/2007	—	—	—	—	2,878	(1)	9,593	(1)	16,308	(1)	—	—	—	$47.27
Timothy J. Paymal	11/16/2007	11/16/2007	—	—	—	—	—		775	(2)	—		—	—	—	$47.27
David B. Downing	11/16/2007	11/16/2007	—	—	—	—	1,001	(1)	3,337	(1)	5,673	(1)	—	—	—	$47.27
Barry A. Ruffalo	11/16/2007	11/16/2007	—	—	—	—	1,001	(1)	3,337	(1)	5,673	(1)	—	—	—	$47.27
Owen S. Denman	11/16/2007	11/16/2007	—	—	—	—	—		3,337	(2)	—		—	—	—	$47.27

(1)	These awards consist of both restricted stock units and performance stock units granted in fiscal 2008 under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest in fiscal 2011. The amounts shown equal the aggregate number of shares of common stock into which the restricted stock units may convert if Messrs. Parod, Downing and Ruffalo maintain their employment with the Company for the entire vesting period and into which performance stock units will convert if certain threshold, target and maximum performance objectives are met.

(2)	These awards consist entirely of restricted stock units granted in fiscal 2008 under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years. The amounts shown equal the number of shares of common stock into which the restricted stock units may convert if Messrs. Denman and Paymal maintain their employment with the Company for the entire vesting period.

     The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
								Equity	Incentive Plan
			Equity					Incentive Plan	Awards:
			Incentive Plan					Awards:	Market or
			Awards:					Number of	Payout Value
	Number of	Numbers of	Number of				Market Value	Unearned	of Unearned
	Securities	Securities	Securities			Number of	of Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Shares or	Units of Stock	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	That Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Not Been	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Richard W. Parod	95,000	50,000	—	14.00	3/8/2010	—	—	8,306 (1)	680,344
	45,000	—		21.52	4/24/2013			16,166 (2)	1,324,157
	36,000	9,000		25.77	4/22/2014
	13,500	9,000		24.29	8/15/2015
	9,000	13,500		19.33	11/8/2015

Timothy J. Paymal	1,800	1,200	—	24.29	8/15/2015	—	—	1,925 (1)	157,677

David B. Downing	6,000	1,500	—	24.70	8/30/2014	—	—	2,396 (1)	196,256
	9,000	6,000		24.29	8/15/2015			5,623 (2)	460,580
	1,500	2,250		19.33	11/8/2015

Barry A. Ruffalo	—	—	—	—	—	—	—	2,021 (1)	165,540
								2,336 (2)	191,342

Owen S. Denman	—	—	—	—	—	—	—	7,736 (1)	633,656

(1)	These awards consist of restricted stock units granted under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.

(2)	These awards consist of performance stock units granted under the Company’s 2006 Long-Term Incentive Plan. These performance stock units cliff vest on November 1 following the end of their respective three-year performance period. Each performance stock unit converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

     The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Richard W. Parod	155,000	$11,175,823	4,077	191,374
Timothy J. Paymal	—	—	757	35,534
David B. Downing	—	—	923	43,326
Barry A. Ruffalo	—	—	510	23,939
Owen S. Denman	—	—	2,699	126,691

(1)	These awards consist of the portion of restricted stock units granted during fiscal 2006 and 2007 that vested and converted into shares of common stock during fiscal 2008. The value realized upon vesting was calculated by multiplying the number of vesting restricted stock units by the $46.94 closing price of the Company’s common stock on the November 1, 2007 vesting date.
Pension Benefits
     The Company does not provide any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.
Nonqualified Deferred Compensation
     The Company does not provide any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.
Report of the Compensation Committee
On Executive Compensation
     The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
William F. Welsh II, Chairman
Michael N. Christodolou
J. David McIntosh
Compensation of Directors
     Directors who are not employees of the Company receive annual retainers of $25,000, plus $1,400 per day for attending meetings (including teleconference meetings of four hours or more) of the Board of Directors and $800 per day for other teleconference meetings of the Board of Directors of less than four hours or for attending any separate meetings of committees of the Board of Directors.
     In addition, the Chairman of the Board of Directors receives $16,000 per year for serving in that capacity, the Chairman of the Audit Committee receives $8,000 per year for serving as such Chairman, and the Chairman of the Compensation Committee receives $6,000 per year for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings.
     Additionally, each non-employee director receives an annual grant of restricted stock units with an award value of $35,000 with the award being made on the date of the Annual Meeting. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2006 Long-Term Incentive Plan (“2006 Plan”). Accordingly on January 28, 2008, each of Messrs. Buffett, Christodolou, McIntosh, Nahl and Welsh received an award of 591 restricted stock units. The restricted stock units vested on November 1, 2008.
     New directors who are not employees of the Company receive a one-time grant of restricted stock units with an award value of $35,000 with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded will equal $35,000 divided by the closing stock price on the date of grant. These restricted stock units vest ratably (one-third each year) on November 1 of each of the three years following the date of grant. Accordingly on July 17, 2008, Mr. Jagodinski received an award of 424 restricted stock units. These restricted stock units vest ratably (one-third each year) on each of November 1, 2008, 2009 and 2010.
     The following table sets forth the compensation paid to the Company’s directors in fiscal 2008. Mr. Parod also serves as a director, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.
DIRECTOR COMPENSATION

						Change in
						Pension Value
						and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in			Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards		Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)		($)	($)	($)	($)	($)
Howard G. Buffett	36,000	35,000	(1)	—	—	—	—	71,000
Michael N. Christodolou	64,000	35,000	(1)	—	—	—	—	99,000
W. Thomas Jagodinski	7,167	35,000	(2)	—	—	—	—	42,167
J. David McIntosh	46,400	35,000	(1)	—	—	—	—	81,400
Michael C. Nahl	50,267	35,000	(1)	—	—	—	—	85,267
William F. Welsh II	54,833	35,000	(1)	—	—	—	—	89,833

(1)	These awards consist of restricted stock units granted in fiscal 2008 under the Company’s 2006 Plan. These restricted stock units vested on November 1, 2008.

(2)	This award consists of restricted stock units granted in fiscal 2008 under the Company’s 2006 Plan. These restricted stock units vest ratably (one-third each year) on each of November 1, 2008, 2009 and 2010.
Compensation Committee Interlocks
and Insider Participation
     During fiscal 2008, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee
     The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
     The Audit Committee is comprised of Michael C. Nahl (as Chairman), Michael N. Christodolou, W. Thomas Jagodinski, J. David McIntosh and William F. Welsh II, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the New York Stock Exchange.
     The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent auditors and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal controls over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
     The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2008 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.
     Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2008 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Michael C. Nahl, Chairman
Michael N. Christodolou
W. Thomas Jagodinski
J. David McIntosh
William F. Welsh II
APPROVAL OF MANAGEMENT INCENTIVE UMBRELLA PLAN
General Information
     The Board of Directors has adopted a Management Incentive Umbrella Plan (the “Umbrella Plan”) in order to establish the general terms and conditions under which the Compensation Committee will make future annual cash awards to the Company’s executive officers that are contingent on the achievement of various financial performance criteria established by the Compensation Committee under Management Incentive Plans that it currently adopts on an annual basis (“MIPs”) or other incentive plans. The Compensation Committee intends that all such annual cash awards qualify as “performance-based compensation” which are fully deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Without stockholder approval of the Umbrella Plan, such annual awards made under a MIP would not be treated as “performance-based compensation” for purposes of Section 162(m) even though the awards are contingent upon the achievement of financial performance criteria. The loss of a tax deduction for this compensation expense would result in a greater income tax expense for the period in which the non-deductible expense occurred. The adoption of the Umbrella Plan, in and of itself, is not expected to affect the amounts of cash incentive payments made under MIPs adopted in the future. The Compensation Committee may also provide other cash awards under the Umbrella Plan with performance periods which are longer or shorter than one Plan Year.
     Set forth below is a summary of certain material features of the Umbrella Plan. The summary is qualified in its entirety by reference to the complete Umbrella Plan which is attached as Appendix A to this Proxy Statement.

Administration
     The Umbrella Plan is administered by the Compensation Committee, each member of which qualifies as an “outside director” as defined in Treasury Regulation § 1.162-27. Among other things, the Compensation Committee has the authority to select the executive officers of the Company and its subsidiaries to whom awards may be granted and to determine the terms and conditions of any such awards. The Board of Directors of the Company or the Compensation Committee has the authority to modify or amend the Umbrella Plan in whole or in part or to suspend or terminate the Umbrella Plan in its entirety, except that the Umbrella Plan will not be amended in a manner that violates Section 162(m) and the regulations issued under Section 162(m) or any other provision of law, unless the Board of Directors or Compensation Committee finds that such amendment is in the best interest of the Company.
Eligibility
     The chief executive officer and all other executive officers of the Company and its subsidiaries are eligible to be selected by the Compensation Committee to be granted awards under the Umbrella Plan. Currently there are five individuals who are eligible to participate in the Umbrella Plan. Prior to, or within 90 days after, the commencement of each Plan Year (which corresponds to the Company’s August 31 fiscal year), the Compensation Committee shall designate the individuals eligible to participate in the Umbrella Plan for that Plan Year. The Compensation Committee may also designate individuals to participate in the Umbrella Plan after the 90th day of the Plan Year, with the respective period for such individuals consisting of less than a full Plan Year; however, any awards earned by such individuals will be pro-rated.
Description of Awards
     On or before the 90th day of each Plan Year, the Compensation Committee shall establish the financial performance criteria (“Financial Performance Criteria”) which will apply to awards and the performance goals (“Performance Goals”) to be met by participants to earn awards for the Plan Year. The Performance Goals will be specific, objective goals, the outcomes of which are substantially uncertain at the time established, for each of the Financial Performance Criteria which will apply to awards for the Plan Year. The Financial Performance Criteria may include any of the criteria described in Section 6 of the Umbrella Plan attached hereto as Appendix A; provided, however, that the Compensation Committee retains the discretion to determine whether an award will be paid under any one or more of such Financial Performance Criteria (except in the case of a participant who has entered into an employment agreement with the Company, in which case the Compensation Committee will have no discretion to award a bonus less than the minimum amount, if any, required by such agreement).
     The level of achievement of the Performance Goals at the end of the Plan Year will determine the amount of each participant’s award. If the minimum level of achievement of Performance Goals is not met for a particular Financial Performance Criteria, no payment of an award will be made to any participant based on that Financial Performance Criteria for the Plan Year. To the extent that minimum Performance Goal achievement levels are met or surpassed, and upon certification by the Compensation Committee in writing that the Performance Goals and other material terms of the award were satisfied, payment of an award will be made to the participant for the Plan Year. Subject to the requirements of Section 162(m) and to the requirement of any employment agreements between the Company and a participant, the payment of all awards are subject to reduction by the Compensation Committee. The maximum amount payable under the Umbrella Plan to a participant in any Plan Year is $2,000,000. All awards under the Umbrella Plan will be paid in cash.
     The Umbrella Plan will only apply to the portions of annual or other cash awards for executive officers that are based on the Financial Performance Criteria. The executive officers who are participants in the Umbrella Plan may also receive annual or other cash awards that are not paid under the Umbrella Plan which are based on attaining individual performance objectives that are not measured under the Financial Performance Criteria or are in the nature of discretionary awards.
     The actual performance-based annual cash awards payable under the Umbrella Plan in any Plan Year will be reflected in the MIP adopted by the Compensation Committee under the Umbrella Plan for the Plan Year. As a result, we cannot determine at this time what benefits or amounts, if any, will be allocated to or received by any persons or group of persons under the Umbrella Plan if it is approved by the stockholders. For purposes of comparison, the annual cash bonuses paid to the Company’s Named Executive Officers for fiscal year 2008 are set forth on page 16 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are described on pages 8-11 under “Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. Of the annual cash incentive awards received by Named Executive Officers for fiscal year 2008, a total of $932,605 was contingent on the achievement of the types of Financial Performance Criteria that will be applied to future awards, if any, under the Umbrella Plan.
     Approval of the Umbrella Plan requires the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting eligible to vote on this matter.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE UMBRELLA PLAN.
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
     KPMG LLP, the Company’s independent auditor since 2001, has been appointed by the Audit Committee as the independent auditor for the Company and its subsidiaries for the fiscal year ending August 31, 2009. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.
     If stockholders fail to ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2009 if it determines that it would be in the Company’s best interests.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING AUGUST 31, 2009.
     Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
Accounting Fees and Services
     The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$965,405	$912,000
Audit-Related Fees (2)	$27,001	$21,500
Tax Fees (3)	$88,750	$104,500
All Other Fees (4)	$4,700	$96,500

(1)	Audit fees consist of the audit of the Company’s 2008 and 2007 annual financial statements and review of the Company’s quarterly financial statements during 2008 and 2007.

(2)	Audit-related fees were for audits of the Company’s employee benefit plans and acquisition due diligence procedures.

(3)	Tax fees were for tax compliance.

(4)	All other fees were for board participation at an international subsidiary location.

     As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditors. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2008 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.
SUBMISSION OF STOCKHOLDER PROPOSALS
     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than January 5, 2009. Stockholder proposals submitted for presentation at the Annual Meeting received after that date will be considered untimely. Such proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company’s common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by December 31, 2008. Only stockholders of record as of December 2, 2008 are entitled to bring business before the Annual Meeting or make nominations for directors.
     In order to be included in the Company’s Proxy Statement and form of proxy relating to its next Annual Meeting, stockholder proposals must be submitted by August 31, 2009 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.
OTHER MATTERS
     Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before November 5, 2008.
     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.
     Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend, and will generally be available to discuss stockholder concerns at, the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

     The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ Eric R. Arneson Eric R. Arneson, Secretary

Omaha, Nebraska
December 19, 2008

APPENDIX A
LINDSAY CORPORATION
MANAGEMENT INCENTIVE UMBRELLA PLAN
1. PURPOSE. The purpose of the Lindsay Corporation Management Incentive Umbrella Plan (the “Plan”) is to provide annual or other cash awards based on financial performance criteria to executive officers that recognize and reward the achievement of corporate financial performance goals. The executive officers who participate in this Plan may also receive annual or other cash awards that are not paid under this Plan which are based on attaining individual performance objectives that are not measured based on the financial performance criteria described in this Plan or are in the nature of discretionary awards. This Plan will only apply to the portions of annual or other cash awards for executive officers that are based on financial performance criteria.
2. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of January 26, 2009, upon approval of the Plan by the stockholders of Lindsay Corporation (the “Corporation”).
3. PLAN ADMINISTRATION. The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors, which shall consist of two or more members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to: (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan, provided that the Committee shall have no authority to take any action that would cause any award to any Participant under this Plan to fail to qualify as “performance-based compensation” under Section 162(m) of the Code except as permitted pursuant to Section 9 hereof. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.
4. ELIGIBILITY. The Chief Executive Officer and all other executive officers of the Corporation and its subsidiaries are eligible to participate in the Plan, if designated by the Committee.
5. AWARDS. Prior to or within 90 days after the commencement of each fiscal year (the “Plan Year”), the Committee shall designate the following for annual cash awards under this Plan:
5.1 The executive officers who will participate (the “Participants”) in the Plan for the Plan Year.
5.2 The Financial Performance Criteria, as defined herein, which will apply to awards for the Plan Year.
5.3 The Performance Goals, as defined herein, to be met for Participants to earn awards for the Plan Year and a payout matrix or formula for the Financial Performance Criteria and Performance Goals.
5.4 The award will be a bonus payment in an amount calculated based on the following amounts: (1) a Participant’s annualized base salary, as determined by the Committee, as of the first, last or other specified day or pro-rated for the Plan Year, (2) a specified target award percentage (expressed as a percentage or fixed by a formula which will determine such percentage) determined by the Committee to apply to the Participant for the Plan Year, and (3) the payout matrix or formula for the Financial Performance Criteria and Performance Goals established by the Committee for the Plan Year.
5.5 The Committee may, after the 90th day of the Plan Year, designate additional executive officers to participate in the Plan for the Plan Year (also “Participants” for purposes hereof); provided, however, that: (i) any award earned by any such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan, and (ii) the Performance

Goals for such additional Participants will be established prior to or before the expiration of 25% of the days remaining in such partial Plan Year.
5.6 In addition to annual cash awards, the Committee may also provide other cash awards under this Plan with performance periods which are longer or shorter than one Plan Year. The Performance Goals for such other cash awards shall be established prior to or before the earlier of (i) the 90th day of the performance period or (ii) the expiration of 25% of the days in the performance period. Any other cash awards under the Plan shall satisfy all of the other requirements to qualify as “performance-based compensation” under Section 162(m) of the Code.
5.7 Awards under the Plan shall be paid to the Participants in cash. A Participant (other than one who is party to an employment agreement with the Corporation or a subsidiary providing for a partial year bonus) who terminates employment, either voluntarily or involuntarily, before the payment date for awards is ineligible for an award under the Plan, unless otherwise determined by the Committee in its complete and sole discretion.
6. FINANCIAL PERFORMANCE CRITERIA. For each Plan Year (or other performance period), the Committee shall designate one or more of the financial performance criteria (the “Financial Performance Criteria”) set forth in this Section 6 for use in determining an award for a Participant for such Plan Year (or other performance period). Financial Performance Criteria shall consist of one or more, or a combination of, the following financial measures, which may be described in terms of corporate-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Corporation or subsidiary in which the Participant is employed. Financial Performance Criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Financial Performance Criteria under this Plan shall be limited to specified levels of or increases or decreases in return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest, taxes, depreciation and/or amortization, revenues or sales, revenues or sales growth, gross margin or operating margin, return on investment, increase in the fair market value of the Corporation’s shares, share price (including but not limited to, growth measures and total stockholder return), gross or net income or profit, operating income or profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer or dealer satisfaction surveys and productivity. Any Financial Performance Criteria and Performance Goals may provide for adjustments to exclude the impact of any acquisitions or dispositions of businesses by the Corporation, one-time non-operating charges, extraordinary or nonrecurring items, accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority), changes in tax laws, impacts of discontinued operations, restatements of prior period financial results, and any other events or transactions that may result in distortion of the Financial Performance Criteria or Performance Goals.
7. PERFORMANCE GOALS. For each Plan Year (or other performance period), the Committee shall establish one or more specific, objective performance goals (the “Performance Goals”), the outcome of which are substantially uncertain at the time so established, for each of the Financial Performance Criteria designated by the Committee for the Plan Year (or other performance period), against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a matrix or formula providing for goals resulting in the payment of awards under the Plan.
8. DETERMINATION & PAYMENT OF AWARDS
8.1 As soon as practicable after the end of the Plan Year (or other performance period), the Committee will determine the amount of the award earned by each Participant, based on application of the Financial Performance Criteria and Performance Goals established for the Plan Year (or other performance period); provided however that, except for Participants who have entered into an employment agreement with the Corporation or a subsidiary, the Committee may, in its sole discretion, reduce the amount which would otherwise be payable under the Plan. As to those Participants who have entered into employment agreements with the Corporation or a subsidiary, the Committee will not have the discretion to reduce any bonus below any minimum amount provided in such employment agreement, if any. Payments will be made promptly after determination of the awards by the Committee, unless payment of an award has been deferred pursuant to Section 10.6 hereof. Such Committee determination must include a certification in writing that the Performance Goals and any other materials terms of the

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award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) approving the awards shall satisfy the written certification requirement.
8.2 Notwithstanding anything herein to the contrary, the maximum dollar amount that may be paid under this Plan in any Plan Year to any Participant may not exceed $2 million.
8.3 Payment of the award as determined pursuant to Section 8.1 shall be made as soon as practicable following such determination, but in no event later than the 15th day of the third month of the calendar year following the Plan Year (or other performance period) for which the award is paid.
9. TERMINATION, SUSPENSION OR MODIFICATION OF THE PLAN. The Board of Directors or Committee may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board of Directors or Committee shall not amend the Plan in violation of the law or in contravention of Treasury Regulation Section 1.162-27, promulgated under the Code, unless the Board of Directors or Committee finds that such amendment is in the best interest of the Corporation. The Committee is expressly permitted to make any amendments to the Plan, which are not in violation of the law, that are required to conform the Plan to the requirements of Section 162(m). The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.
10. MISCELLANEOUS.
10.1 No Assignments. No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary in the event of the Participant’s death, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to such award shall be void.
10.2 No Right of Employment. Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time.
10.3 Tax Withholding. The Corporation shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.
10.4 Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
10.5 Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, Board of Directors, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.
10.6 Deferrals of Awards. A Participant may only elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.
10.7 Section 162(m). It is the intention of the Corporation that all payments made under this Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board of Directors or Committee expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.

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LINDSAY CORPORATION
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 26, 2009 AND AT ANY ADJOURNMENT THEREOF.
     The undersigned hereby authorizes the Board of Directors of Lindsay Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate office, 2707 North 108th Street, Suite 102, Omaha, Nebraska, on Monday, January 26, 2009, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for January 26, 2009, the Proxy Statement for the Annual Meeting and the Company’s 2008 Annual Report to Stockholders prior to the signing of this proxy.
(continued and to be signed on the reverse hereof)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE MANAGEMENT INCENTIVE UMBRELLA PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

1. ELECTION OF DIRECTORS.	Richard W. Parod

☐	FOR the nominee listed at	☐	WITHHOLD AUTHORITY to
	left for term to expire in 2012		vote for the nominee listed at left

Michael D. Walter

☐	FOR the nominee listed at	☐	WITHHOLD AUTHORITY to
	left for term to expire in 2012		vote for the nominee listed at left

2. APPROVAL OF MANAGEMENT INCENTIVE UMBRELLA PLAN

☐ For	☐ Against	☐ Abstain

3. AUDITOR. Ratification of the appointment of KPMG LLP as the independent auditor for the fiscal year ending August 31, 2009.

☐ For	☐ Against	☐ Abstain

4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on or before November 5, 2008.
Address Change? Mark Box ☐ indicate changes below:

Date

Signature(s) in Box
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.